As filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-127918

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective
Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Goodyear Tire & Rubber Company
(Exact Name of Registrant as Specified in Its Charter)

Ohio	3011	34-0253240
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
C. Thomas Harvie, Esq.
Senior Vice President, General Counsel and Secretary
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
(330) 796-2121
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With copies to:
Leonard Chazen, Esq.
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019
(212) 841-1000

Approximate date of commencement of proposed sale to the public: Not Applicable
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note
On August 29, 2005, The Goodyear Tire & Rubber Company (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement (Registration No. 333-127918) (the “Registration Statement”) on Form S-1, registering the resale of up to $350,000,000 aggregate principal amount of its 4.00% Convertible Senior Notes due 2034 (the “Notes”), and the common stock issuable upon conversion thereof, held by certain selling holders thereof, as identified in the Prospectus that is a part of the Registration Statement.
On May 4, 2006, the Company filed Post-Effective Amendment No. 3 to the Registration Statement with the Commission for the purpose of deregistering the Notes, and the common stock issuable upon conversion thereof, that remain unsold pursuant to the Registration Statement and withdrawing the Registration Statement. This Post-Effective Amendment No. 4 is being filed for the purpose of disclosing the aggregate principal amount of Notes to be deregistered and to withdraw the Registration Statement.
Deregistration of Securities and Withdrawal of Registration Statement
The Registration Statement, as amended by Pre-Effective Amendment No. 1 filed December 9, 2005 was declared effective on December 13, 2005 by the Commission. The Registration Statement, as further amended by Post-Effective Amendment No. 1 filed March 2, 2006 and Post-Effective Amendment No. 2 filed March 21, 2006 was again declared effective on March 22, 2006 by the Commission.
On May 4, 2006, the Company filed an automatic shelf registration statement on Form S-3, registering the resale of up to $278,743,000 aggregate principal amount of Notes that remain unsold pursuant to the Registration Statement, and the common stock issuable upon conversion of such Notes. In accordance with the undertaking of the Company set forth in Part II of the Registration Statement, the Company hereby deregisters the $278,743,000 aggregate principal amount of Notes, and the common stock issuable upon conversion thereof, that remain unsold pursuant to the Registration Statement and, in accordance with Rules 477 and 478 of the Securities Act of 1933, the Company hereby withdraws the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 4 to its Registration Statement on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on this 8th day of May 2006.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ C. Thomas Harvie

Name: C. Thomas Harvie Senior Vice President, General Counsel and Secretary